EXHIBIT 99.1

PREMIERWEST BANCORP

ANNOUNCES THIRD QUARTER RESULTS

MEDFORD, OREGON—October 23, 2012: PremierWest Bancorp (NASDAQ:PRWT) announced results for the third quarter ended September 30, 2012, as follows:

•         Net income applicable to common shareholders of $114,000, compared to a $2.0 million net loss in second quarter 2012 and a $3.5 million net loss in third quarter 2011;

•         No loan loss provision expense versus $1.3 million in second quarter 2012 and $5.1 in third quarter 2011;

•         Net loan charge-offs of $344,000 compared to net loan charge-offs of $2.1 million in second quarter 2012 and $6.5 million in third quarter 2011;

•         Net OREO and foreclosed asset expenses of $883,000, a decrease from $1.2 million in second quarter 2012, and an increase from $644,000 in third quarter 2011;

•         One-time expenses of $900,000 and $500,000, associated with capital strategy initiatives and adjustments to deferred benefit obligations, respectively, were partially offset by $700,000 in net gain on sale of securities;

•          Net interest margin of 4.01%, a decrease from 4.34% in second quarter 2012 and 4.21% in third quarter 2011;

•         Average rate paid on total deposits and borrowings of 0.55%, a decline from 0.56% in the second quarter in 2012 and 0.72% in third quarter 2011.

Management continued to execute strategies that have resulted in further strengthening of the Company, including:

•          Reducing adversely classified loans to $103.7 million, down from $118.1 million at June 30, 2012 and $192.4 million at September 30, 2011;

•          Reducing non-performing assets to $59.8 million, a decline from $72.3 million at June 30, 2012 and $106.3 million at September 30, 2011;

•          Improving the allowance for loan and lease losses coverage of non-performing loans to 62.9%, up from 50.8% at June 30, 2012 and 34.5% at September 30, 2011;

•          Completing additional expense control initiatives that began in the second quarter 2012, including a restructuring of staff and processes that are projected to result in annualized savings of approximately $2.5 million. As a result of these changes, some staff positions were eliminated and other vacant positions were not filled in order to create a more efficient organization;

•          Strengthening the Bank’s total risk-based and leverage capital ratios to 14.28% and 9.34%, respectively, as compared to 13.64% and 9.01% at June 30, 2012 and 12.71% and 8.80% at September 30, 2011;

•          Increasing non-interest bearing demand deposits to 27% of total deposits, as compared to 26% in second quarter 2012 and 24% in third quarter 2011.

James M. Ford, PremierWest’s President & Chief Executive Officer, remarked, “I am pleased to report that we posted a profit for the quarter. In addition, we had another successful quarter in reducing problem assets, which are now at the lowest levels in several years. Contributing to this reduction was the sale or payoff of over $10.0 million in adversely classified loans. Our recent initiatives to reduce salary and other operating expenses have had a positive impact on the Company’s bottom line. Credit resolution costs have also declined, primarily due to a reduction in OREO impairment charges. We believe this is indicative of more stability in real estate prices within our marketplace.

“The branch consolidation and administrative staffing restructuring started earlier this year have already produced meaningful cost savings. These results demonstrate our commitment to creating a more efficient and proactive organization able to flourish within our increasingly competitive industry.

“Reducing our levels of higher-cost certificates of deposit continues to be an emphasis. In addition, we remain focused on having non-interest bearing deposits as an important component of our funding,” noted Ford. “Unfortunately, loan demand continues to be sluggish due to the continued economic downturn. As a result, the investment portfolio, which consists of high quality federal government agency and municipal securities, is contributing to earnings until loan demand improves. In addition, we are seeing solid growth in revenue from investment brokerage and mortgage banking activities.”

In closing, Ford observed, “I believe that the profit for this quarter signifies that our strategies to reduce problem assets and streamline our business operations are bearing fruit, even with the one-time expenses we incurred. Similarly, expense reductions and continued deleveraging have contributed to continued improvement in our capital levels. We will maintain steadfast in our focus to enhance the operating results of PremierWest. I very much appreciate the devotion of our employees and the loyalty of the shareholders as we work toward additional improvement in performance going forward.”

OPERATING RESULTS

Net Interest Income

Net interest income for the quarter and nine months ended September 30, 2012 declined from the three and nine months ended September 30, 2011. This is primarily due to a decline in average interest earning assets during these periods as a result of the Company’s deleveraging strategy. Correspondingly, average interest bearing liabilities decreased during these same periods. Changes in the balance sheet mix also contributed to declines in net interest income during these periods. Loan balances have declined through payoffs and charge-offs. Investment securities have grown as a proportion of the balance sheet with loan demand continuing to be soft due to the continued economic weakness. As such, investment securities, which typically generate a lower yield than loans, comprise a higher percentage of the Bank’s earning assets.

Net interest income for the current quarter decreased from the quarter ended June 30, 2012 primarily due to the decline in earning assets between the periods. Interest income also decreased due to the collection of approximately $500,000 in recaptured loan interest in second quarter 2012 from the sale of a note. Interest expense continued to decline due to the reduction in the balances of, and rates paid on, certificates of deposit. Also, an adjustment of $82,000 in interest expense on junior subordinated debentures was taken in the current quarter. This adjustment increased the cost of average borrowings by 91 basis points and average total deposits and borrowings and net interest margin by 3 basis points each during this period.

Certain reclassifications have been made to the following financial table presentations to conform to current period presentations. These reclassifications have no effect on previously reported net income (loss) per share.

STATEMENT OF OPERATIONS OVERVIEW

(Dollars in Thousands, Except for Loss per Share Data)
	For the Three Months Ended September 30, 2012	For the Three Months Ended June 30, 2012	$ Change	% Change	For the Three Months Ended September 30, 2011	$ Change	% Change

Interest and dividend income	$ 12,110	$ 13,177	$ (1,067)	-8%	$ 15,036	$ (2,926)	-19%
Interest expense	1,486	1,543	(57)	-4%	2,187	(701)	-32%
Net interest income	10,624	11,634	(1,010)	-9%	12,849	(2,225)	-17%
Loan loss provision	-	1,275	(1,275)	-100%	5,050	(5,050)	-100%
Non-interest income	3,350	2,594	756	29%	2,667	683	26%
Non-interest expense	13,215	14,247	(1,032)	-7%	13,298	(83)	-1%
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	759	(1,294)	2,053	159%	(2,832)	3,591	127%
PROVISION FOR INCOME TAXES	11	37	(26)	-70%	23	(12)	-52%
NET INCOME (LOSS)	748	(1,331)	2,079	156%	(2,855)	3,603	126%
PREFERRED STOCK DIVIDENDS AND DISCOUNT ACCRETION	634	634	-	0%	614	20	3%

NET INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$ 114	$ (1,965)	$ 2,079	106%	$ (3,469)	$ 3,583	103%

INCOME (LOSS) PER COMMON SHARE:
BASIC (1)	$ 0.01	$ (0.20)	$ 0.21	105%	$ (0.35)	$ 0.36	103%
DILUTED (1)	$ 0.01	$ (0.20)	$ 0.21	105%	$ (0.35)	$ 0.36	103%

Average common shares outstanding - basic (1)	10,034,741	10,034,741	-	0%	10,035,241	(500)	0%
Average common shares outstanding - diluted (1)	10,034,741	10,034,741	-	0%	10,035,241	(500)	0%

	For the Nine Months Ended September 30, 2012	For the Nine Months Ended September 30, 2011	$ Change	% Change

Interest and dividend income	$ 38,405	$ 45,765	$ (7,360)	-16%
Interest expense	4,773	7,589	(2,816)	-37%
Net interest income	33,632	38,176	(4,544)	-12%
Loan loss provision	4,775	11,350	(6,575)	-58%
Non-interest income	10,427	8,462	1,965	23%
Non-interest expense	43,998	46,911	(2,913)	-6%
LOSS BEFORE PROVISION FOR INCOME TAXES	(4,714)	(11,623)	6,909	59%
PROVISION FOR INCOME TAXES	58	44	14	32%
NET LOSS	(4,772)	(11,667)	6,895	59%
PREFERRED STOCK DIVIDENDS AND DISCOUNT ACCRETION	1,896	1,883	13	1%

NET LOSS APPLICABLE TO COMMON SHAREHOLDERS	$ (6,668)	$ (13,550)	$ 6,882	51%

LOSS PER COMMON SHARE:
BASIC (1)	$ (0.66)	$ (1.35)	$ 0.69	51%
DILUTED (1)	$ (0.66)	$ (1.35)	$ 0.69	51%

Average common shares outstanding - basic (1)	10,034,741	10,035,240	(499)	0%
Average common shares outstanding - diluted (1)	10,034,741	10,035,240	(499)	0%

(1) As of September 30, 2012, June 30, 2012, and September 30, 2011, 109,039 common shares related to the potential exercise of the warrant issued to the U.S. Treasury pursuant to the Troubled Asset Relief Program (TARP) Capital Purchase Program were not included in the computation of diluted earnings per share as their inclusion would have been anti-dilutive.

The following table provides the reconciliation of net income (loss) applicable to common shareholders to pre-tax, pre-credit operating income (non-GAAP) for the periods presented:

Reconciliation of Non-GAAP Measure:
Non-GAAP Operating Income
(Dollars in Thousands)
For The Three Months Ended	September 30, 2012	June 30, 2012	$ Change	% Change	September 30, 2011	$ Change	% Change

Net income (loss) applicable to common shareholders	$ 114	$ (1,965)	$ 2,079	106%	$ (3,469)	$ 3,583	103%
Provision for loan losses	-	1,275	(1,275)	-100%	5,050	(5,050)	100%
Net cost of operations of other real estate owned
and foreclosed assets	883	1,223	(340)	-28%	644	239	37%
Provision for income taxes	11	37	(26)	-70%	23	(12)	-52%
Preferred stock dividends and discount accretion	634	634	-	0%	614	20	3%
Pre-tax, pre-credit cost operating income	$ 1,642	$ 1,204	$ 438	36%	$ 2,862	$ (1,220)	-43%

For The Nine Months Ended	September 30, 2012	September 30, 2011	$ Change	% Change

Net loss applicable to common shareholders	$ (6,668)	$ (13,550)	$ 6,882	51%
Provision for loan losses	4,775	11,350	(6,575)	-58%
Net cost of operations of other real estate owned
and foreclosed assets	4,530	7,174	(2,644)	-37%
Provision for income taxes	58	44	14	32%
Preferred stock dividends and discount accretion	1,896	1,883	13	1%
Pre-tax, pre-credit cost operating income	$ 4,591	$ 6,901	$ (2,310)	-33%

Reconciliation of Non-GAAP Measure:
Tax Equivalent Net Income (Loss) Applicable to Common Shareholders
(Dollars in Thousands)
For the Three Months ended	September 30, 2012	June 30, 2012	$ Change	% Change	September 30, 2011	$ Change	% Change

Net interest income	$ 10,624	$ 11,634	$ (1,010)	-9%	$ 12,849	$ (2,225)	-17%
Tax equivalent adjustment for municipal loan interest	41	42	(1)	-2%	45	(4)	-9%
Tax equivalent adjustment for municipal bond interest	3	8	(5)	-63%	4	(1)	-25%
Tax equivalent net interest income	10,668	11,684	(1,016)	-9%	12,898	(2,230)	-17%
Provision for loan losses	-	1,275	(1,275)	-100%	5,050	(5,050)	-100%
Non-interest income	3,350	2,594	756	29%	2,667	683	26%
Non-interest expense	13,215	14,247	(1,032)	-7%	13,298	(83)	-1%
Provision for income taxes	11	37	(26)	-70%	23	(12)	-52%
Tax equivalent net income (loss)	792	(1,281)	2,073	162%	(2,806)	3,598	128%
Preferred stock dividends and discount accretion	634	634	-	0%	614	20	3%
Tax equivalent net income (loss) applicable to common shareholders	$ 158	$ (1,915)	$ 2,073	108%	$ (3,420)	$ 3,578	105%

For the Nine Months ended	September 30, 2012	September 30, 2011	$ Change	% Change

Net interest income	$ 33,632	$ 38,176	$ (4,544)	-12%
Tax equivalent adjustment for municipal loan interest	125	134	(9)	-7%
Tax equivalent adjustment for municipal bond interest	20	51	(31)	-61%
Tax equivalent net interest income	33,777	38,361	(4,584)	-12%
Provision for loan losses	4,775	11,350	(6,575)	-58%
Non-interest income	10,427	8,462	1,965	23%
Non-interest expense	43,998	46,911	(2,913)	-6%
Provision for income taxes	58	44	14	32%
Tax equivalent net loss	(4,627)	(11,482)	6,855	60%
Preferred stock dividends and discount accretion	1,896	1,883	13	1%
Tax equivalent net loss applicable to common shareholders	$ (6,523)	$ (13,365)	$ 6,842	51%

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Management believes that presentation of these non-GAAP financial measures provide useful information frequently used by shareholders in the evaluation of a company. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.

Non-interest Income

Non-interest income for the quarter ended September 30, 2012 increased compared to the quarter ended September 30, 2011. Service charge income on deposit accounts declined due to a reduction in the amount of non-sufficient check items. Growth in investment brokerage and annuity fees due to an increase in sales volume was accompanied by similar growth in income from increased mortgage banking activity. Continued repositioning of the investment securities portfolio to adjust to changes in market outlook occurred during the current quarter, resulting in higher net gains on sale of securities. Other non-interest income increased due to a gain from sale of fixed assets associated with the sale of a former branch location.

Non-interest income for the nine months ended September 30, 2012 grew as compared to the nine months ended September 30, 2011 due to an increase in net gains on sales of securities. Mortgage banking income increased and service charge income on deposits decreased during the nine-month period consistent with the third quarter results.

Non-interest income for the current quarter increased from the quarter ended June 30, 2012 primarily due to the increase in net gains on sales of securities, investment brokerage revenue and mortgage banking fees, as explained above.

In November 2010, the Federal Deposit Insurance Corporation ("FDIC") issued mandates on overdraft payment programs applicable to its supervised institutions, including the Bank. These restrictions were effective July 1, 2011. The Bank began implementing changes to its overdraft payment program in the third quarter of 2011 to comply with the FDIC's mandates. The Company believes these mandates have continued to adversely affect non-interest income.

Non-interest income
(Dollars in Thousands)

For The Three Months Ended
	September 30, 2012	June 30, 2012	$ Change	% Change	September 30, 2011	$ Change	% Change

Service charges on deposit accounts	$ 847	$ 888	$ (41)	-5%	$ 946	$ (99)	-10%
Other commissions and fees	676	697	(21)	-3%	724	(48)	-7%
Net gain on sale of securities, available for sale	713	227	486	214%	227	486	214%
Investment brokerage and annuity fees	581	370	211	57%	468	113	24%
Mortgage banking fees	204	105	99	94%	61	143	234%
Other non-interest income:
Increase in value of BOLI	123	118	5	4%	126	(3)	-2%
Other non-interest income	206	189	17	9%	115	91	79%
Total non-interest income	$ 3,350	$ 2,594	$ 756	29%	$ 2,667	$ 683	26%

For The Nine Months Ended
	September 30, 2012	September 30, 2011	$ Change	% Change

Service charges on deposit accounts	$ 2,600	$ 2,822	$ (222)	-8%
Other commissions and fees	2,022	2,040	(18)	-1%
Net gain on sale of securities, available for sale	3,108	1,000	2,108	211%
Investment brokerage and annuity fees	1,389	1,394	(5)	0%
Mortgage banking fees	424	270	154	57%
Other non-interest income:
Increase in value of BOLI	366	384	(18)	-5%
Other non-interest income	518	552	(34)	-6%
Total non-interest income	$ 10,427	$ 8,462	$ 1,965	23%

Non-interest Expense

Non-interest expense for the current quarter declined from the quarter ended June 30, 2012. Salaries and employee benefits expense fell primarily due to branch consolidation, branch sales and administrative restructuring initiatives completed earlier in 2012. This was despite an expense of $500,000 in the current period due to costs associated with the adoption of updated actuarial projections related to deferred benefit obligations. In addition, an expense of $200,000 was incurred in second quarter 2012 to enhance our provision for off-balance sheet credit risk. Other non-interest expenses also declined as second quarter 2012 results included approximately $300,000 in costs related to the retirement of fixed assets due to branch consolidation or sale. These decreases were offset by increases in net cost of operations of OREO and professional fees.

Non-interest expense for the three months ended September 30, 2012 was relatively unchanged compared to the three months ended September 30, 2011 in total. Salaries and employee benefits expense fell primarily due to branch consolidation, branch sales and administrative restructuring initiatives completed earlier in 2012. This was despite the expense related to deferred benefit obligations as noted above. In addition, net cost of OREO increased primarily due to an impairment charge of $600,000 taken on one land development parcel currently held as OREO. Professional fees included $900,000 in expenses associated with capital strategy activities. A number of expense categories experienced declines due to company-wide efforts to reduce expenses. In addition, FDIC assessments dropped commensurate with the decline in total assets over the period. Problem loan expenses increased primarily due to increased expenses associated with credit resolution efforts.

Non-interest expense for the nine months ended September 30, 2012 decreased compared to the nine months ended September 30, 2011 due to the changes listed above specifically related to the current quarter and also due to salaries and employee benefits expense which fell primarily due to branch consolidation, branch sales and administrative restructuring initiatives completed earlier in 2012. A number of expense categories experienced declines due to company-wide efforts to reduce expenses. Such reductions were primarily the result of operating fewer branch locations. In addition, FDIC assessments dropped commensurate with the decline in total assets over the period. Problem loan expenses increased primarily due to payment of $1.3 million in delinquent property taxes to acquire OREO properties in first and second quarter 2012. Other non-interest expenses decreased despite a cost of approximately $900,000 to retire assets as a result of the branch consolidation and sales initiative completed in second quarter 2012.

Non-interest expense
(Dollars in Thousands)

For The Three Months Ended
	September 30, 2012	June 30, 2012	$ Change	% Change	September 30, 2011	$ Change	% Change

Salaries and employee benefits	$ 6,065	$ 6,277	$ (212)	-3%	$ 6,395	$ (330)	-5%
Net cost of operations of other real estate
owned and foreclosed assets	883	1,223	(340)	-28%	644	239	37%
Net occupancy and equipment	1,694	1,761	(67)	-4%	2,140	(446)	-21%
FDIC and state assessments	690	711	(21)	-3%	800	(110)	-14%
Professional fees	1,020	629	391	62%	613	407	66%
Communications	411	453	(42)	-9%	488	(77)	-16%
Advertising	166	193	(27)	-14%	241	(75)	-31%
Third-party loan costs	165	314	(149)	-47%	196	(31)	-16%
Professional liability insurance	215	213	2	1%	202	13	6%
Problem loan expense	570	789	(219)	-28%	263	307	117%
Other non-interest expense:
Director fees	120	120	-	0%	98	22	22%
Internet costs	113	114	(1)	-1%	161	(48)	-30%
ATM debit card costs	210	196	14	7%	196	14	7%
Business development	61	71	(10)	-14%	81	(20)	-25%
Amortization	105	116	(11)	-9%	116	(11)	-9%
Supplies	91	97	(6)	-6%	154	(63)	-41%
Other non-interest expense	636	970	(334)	-34%	510	126	25%
Total non-interest expense	$ 13,215	$ 14,247	$ (1,032)	-7%	$ 13,298	$ (83)	-1%

For The Nine Months Ended
	September 30, 2012	September 30, 2011	$ Change	% Change

Salaries and employee benefits	$ 19,152	$ 20,534	$ (1,382)	-7%
Net cost of operations of other real estate
owned and foreclosed assets	4,530	7,174	(2,644)	-37%
Net occupancy and equipment	5,267	5,959	(692)	-12%
FDIC and state assessments	2,072	2,721	(649)	-24%
Professional fees	2,057	2,246	(189)	-8%
Communications	1,332	1,443	(111)	-8%
Advertising	557	693	(136)	-20%
Third-party loan costs	734	923	(189)	-20%
Professional liability insurance	641	577	64	11%
Problem loan expense	2,647	453	2,194	484%
Other non-interest expense:
Director fees	349	299	50	17%
Internet costs	371	387	(16)	-4%
ATM debit card costs	545	502	43	9%
Business development	203	255	(52)	-20%
Amortization	337	383	(46)	-12%
Supplies	324	421	(97)	-23%
Other non-interest expense	2,880	1,941	939	48%
Total non-interest expense	$ 43,998	$ 46,911	$ (2,913)	-6%

Income Taxes

The Company recorded an income tax provision for the three months ended September 30, 2012, June 30, 2012, and September 30, 2011. The provision was made for minimum state income taxes owed.

As of September 30, 2012, the Company maintained a full valuation allowance of $38.8 million against its deferred tax asset. If the Company returns to sustained profitability, all or a portion of the deferred tax asset valuation allowance would be reversed. A reversal of the deferred tax asset valuation allowance would decrease the Company’s income tax expense and increase net income. Currently, the only tax expense the Company is recognizing relates to Oregon minimum tax.

BALANCE SHEET OVERVIEW

(Dollars in Thousands)
	September 30,	June 30,		%	September 30,		%
	2012	2012	$ Change	Change	2011	$ Change	Change
Assets:
Cash and cash equivalents	$ 65,543	$ 87,868	$ (22,325)	-25%	$ 66,061	$ (518)	-1%
Interest-bearing certificates of deposit	1,500	1,500	-	0%	1,500	-	0%
Investment securities	328,627	306,032	22,595	7%	303,927	24,700	8%

Gross loans, net of deferred fees	676,101	710,465	(34,364)	-5%	851,838	(175,737)	-21%
Allowance for loan losses	(19,174)	(19,518)	344	2%	(26,975)	7,801	29%
Net loans	656,927	690,947	(34,020)	-5%	824,863	(167,936)	-20%

Other assets	104,953	109,127	(4,174)	-4%	104,760	193	0%
Total assets	$ 1,157,550	$ 1,195,474	$ (37,924)	-3%	$ 1,301,111	$ (143,561)	-11%

Liabilities and stockholders' equity
Total deposits	$ 1,014,982	$ 1,045,602	$ (30,620)	-3%	$ 1,161,032	$ (146,050)	-13%
Borrowings	37,965	34,496	3,469	10%	33,801	4,164	12%
Other liabilities	23,549	36,087	(12,538)	-35%	17,938	5,611	31%
Stockholders' equity	81,054	79,289	1,765	2%	88,340	(7,286)	-8%
Total liabilities and stockholders' equity	$ 1,157,550	$ 1,195,474	$ (37,924)	-3%	$ 1,301,111	$ (143,561)	-11%

The Company’s liquidity position remains strong as evidenced by its current level of combined cash and cash equivalents and investment securities. In an effort to improve its net interest income and margin, the Company reduced its cash equivalents balances while increasing its investment securities portfolio since March 31, 2011. Cash equivalents as of June 30, 2012 included $15.4 million to be transferred to another financial institution as part of the sale of two branches. Over the past year, the Company increased its government guaranteed collateralized mortgage obligations and mortgage-backed securities. Municipal securities rated AA or better with maturities generally ranging from 5 to 15 years were also purchased during this period. The expected duration of the investment portfolio was 3.9 years at September 30, 2012, compared to 3.7 years at June 30, 2012, and 4.2 years at September 30, 2011.

LOANS

The Bank’s total loan portfolio continues to decline, reflecting the Company’s efforts to reduce adversely classified loans. These declines are accentuated by soft loan demand due to continued weakness in the local and national economy. As a result, commercial, real estate construction, and commercial & industrial loan balances declined from year end. Loan totals have also declined because the Company exited a number of higher risk rated loan relationships over the past year which contributed to the contraction in the commercial real estate and construction, land development & other land loan categories over the same period. This included a reduction, after charge-offs, of approximately $15 million in loan balances associated with settlement of the largest non-performing lending relationship in first quarter 2012.

Interest and fees earned on our loan portfolio are our primary source of revenue. Our ability to achieve loan growth will be dependent on many factors, including the ability to raise additional capital, effects of competition, economic conditions in our markets, retention of key personnel and valued customers, and our ability to close loans in the pipeline.

The Company manages new commercial, including agricultural, loan origination volume using concentration limits that establish maximum exposure levels by designated industry segment, real estate product types, geography, and single borrower limits. We expect the commercial loan portfolio to be an important contributor to growth in future revenues as we continue to seek to limit our exposure to construction and development and commercial real estate.

Loans by category

(Dollars in Thousands)	September 30, 2012	% of Gross Loans	June 30, 2012	% of Gross Loans	$ Change	% Change	September 30, 2011	% of Gross Loans	$ Change	% Change

Construction, Land Dev & Other Land	$ 36,434	5%	$ 47,968	7%	$ (11,534)	-24%	$ 94,692	11%	$ (58,258)	-62%
Commercial & Industrial	115,395	17%	116,457	16%	(1,062)	-1%	131,559	15%	(16,164)	-12%
Commercial Real Estate Loans	402,237	60%	423,569	60%	(21,332)	-5%	477,747	56%	(75,510)	-16%
Secured Multifamily Residential	20,221	3%	20,604	3%	(383)	-2%	21,886	3%	(1,665)	-8%
Other Commercial Loans Secured by RE	43,400	7%	44,026	6%	(626)	-1%	49,522	6%	(6,122)	-12%
Loans to Individuals, Family & Personal Expense	21,859	3%	23,248	3%	(1,389)	-6%	25,683	3%	(3,824)	-15%
Indirect Consumer	23,264	3%	22,692	3%	572	3%	20,810	2%	2,454	12%
Other Loans	13,316	2%	12,037	2%	1,279	11%	31,361	4%	(18,045)	-58%
Overdrafts	228	0%	227	0%	1	0%	297	0%	(69)	-23%
Gross loans	676,354		710,828		(34,474)	-5%	853,557		(177,203)	-21%
Less: allowance for loan losses	(19,174)	-3%	(19,518)	-3%	344	2%	(26,975)	-3%	7,801	29%
Less: deferred fees and restructured loan concessions	(253)	0%	(363)	0%	110	30%	(1,719)	0%	1,466	85%
Loans, net	$ 656,927		$ 690,947		$ (34,020)	-5%	$ 824,863		$ (167,936)	-20%

DEPOSITS AND BORROWINGS

The trend in the decline in total deposits continues from recent quarters. This decrease was mainly due to the decision to continue to reduce higher cost time deposit balances. Time deposits declined as a percentage of the Company’s total deposits in the most recent quarter versus the previous quarter and the same quarter last year. In addition, deposits have declined as a result of the branch consolidation and sale of two branches during second quarter 2012. These branches represented approximately $102.0 million, or less than 10% of total Bank-wide deposits as of December 31, 2011. As of September 30, 2012, only $30.6 million in deposits have been lost as a result of this initiative, including $16.3 million located in the two branches sold to another financial institution. This represents a loss of 29.7% of deposits in these branches prior to consolidation and sale, or 2.7% of total deposits as of December 31, 2011.

The combination of the Company’s efforts to reduce higher-cost time deposits and recent deposit pricing strategies to lower interest rates in concert with market conditions has reduced the average rate paid on total deposits in third quarter 2012 from both the previous quarter and the same quarter in 2011. It has also increased the proportion of the Company’s funding from non-interest bearing and lower-cost non-maturity deposits over this period.

Total brokered deposits were $241,000 at September 30, 2012 and December 31, 2011. These deposits are currently not being replaced as they mature.

(Dollars in Thousands)	September 30, 2012	Percent of Total	June 30, 2012	Percent of Total	$ Change	September 30, 2011	Percent of Total	$ Change

Interest-bearing demand and money market	$ 301,976	30%	$ 313,750	30%	$ (11,774)	$ 338,014	29%	$ (36,038)
Savings	91,335	9%	89,426	9%	1,909	88,455	8%	2,880
Time deposits	346,054	34%	368,442	35%	(22,388)	454,704	39%	(108,650)
Total interest-bearing deposits	739,365	73%	771,618	74%	(32,253)	881,173	76%	(141,808)
Non-interest bearing demand	275,617	27%	273,984	26%	1,633	279,859	24%	(4,242)
Total deposits	$ 1,014,982	100%	$ 1,045,602	100%	$ (30,620)	$ 1,161,032	100%	(146,050)

CAPITAL

Capital ratios at the Bank have improved as compared to December 31, 2011, and September 30, 2011, primarily due to the Company’s deleveraging strategy and shift in the balance sheet mix to less risk-weighted assets, such as investment securities. PremierWest Bank has met the quantitative thresholds to be considered “Well-Capitalized” under published regulatory standards for total risk-based capital and Tier 1 risk-based capital at September 30, 2012. However, we continue to be subject to the terms of the Consent Order with the FDIC and have not yet reached the 10.00 percent leverage ratio required by the Consent Order, as the Bank’s leverage ratio as of September 30, 2012 was 9.34 percent. An additional $7.7 million in capital would be needed to achieve the 10.00 percent leverage ratio requirement. As such, we are not considered “Well-Capitalized” under all applicable regulatory requirements.

Bancorp:				Regulatory
	September 30,	June 30,	September 30,	Minimum to be
	2012	2012	2011	“Adequately Capitalized”
				greater than or equal to

Total risk-based capital ratio	13.32%	12.80%	12.24%	8.00%
Tier 1 risk-based capital ratio	11.37%	10.87%	10.73%	4.00%
Leverage ratio	8.15%	7.91%	8.24%	4.00%

Bank:				Regulatory	Regulatory
	September 30,	June 30,	September 30,	Minimum to be	Minimum to be
	2012	2012	2011	“Adequately Capitalized”	“Well-Capitalized”
				greater than or equal to	greater than or equal to

Total risk-based capital ratio	14.28%	13.64%	12.71%	8.00%	10.00%
Tier 1 risk-based capital ratio	13.02%	12.37%	11.45%	4.00%	6.00%
Leverage ratio	9.34%	9.01%	8.80%	4.00%	5.00%

The total risk based capital ratios of Bancorp include $30.9 million of junior subordinated debentures, of which $24.3 million qualified as Tier 1 capital at September 30, 2012, under guidance issued by the Federal Reserve. As provided in the Dodd-Frank Act, which was signed into law on July 21, 2010, Bancorp currently expects to continue to rely on these junior subordinated debentures as part of its regulatory capital. However, Bancorp also expects that future regulations related to Basel III capital standards could adversely impact continued reliance on junior subordinated debentures.

FINANCIAL PERFORMANCE OVERVIEW
For The Three Months Ended	September 30, 2012	June 30, 2012	Change	September 30, 2011	Change
Selective quarterly performance ratios
Return on average assets, annualized	0.04%	-0.66%	0.70	-1.04%	1.08
Return on average common equity, annualized	1.12%	-19.26%	20.38	-26.94%	28.06
Efficiency ratio (1)	94.57%	100.13%	(5.56)	85.71%	8.86

Share and per share information
Average common shares outstanding - basic	10,034,741	10,034,741	-	10,035,241	(500)
Average common shares outstanding - diluted	10,034,741	10,034,741	-	10,035,241	(500)
Basic income (loss) per common share	$ 0.01	$ (0.20)	$ 0.21	$ (0.35)	$ 0.36
Diluted income (loss) per common share	$ 0.01	$ (0.20)	$ 0.21	$ (0.35)	$ 0.36
Book value per common share (2)	$ 4.02	$ 3.85	$ 0.17	$ 4.79	$ (0.77)
Tangible book value per common share (3)	$ 3.85	$ 3.68	$ 0.17	$ 4.58	$ (0.73)

For The Nine Months Ended	September 30, 2012	September 30, 2011	Change
Selective quarterly performance ratios
Return on average assets, annualized	-0.74%	-1.33%	0.59
Return on average common equity, annualized	-21.10%	-34.39%	13.29
Efficiency ratio (1)	99.86%	100.59%	(0.73)

Share and per share information
Average common shares outstanding - basic	10,034,741	10,035,240	(499)
Average common shares outstanding - diluted	10,034,741	10,035,240	(499)
Basic loss per common share	$ (0.66)	$ (1.35)	$ 0.69
Diluted loss per common share	$ (0.66)	$ (1.35)	$ 0.69

(1) Non-interest expense divided by net interest income plus non-interest income.

(2) Book value is calculated as the total common equity (less preferred stock and the discount on preferred stock) divided by the period ending number of common shares outstanding.

(3) Tangible book value is calculated as the total common equity (less preferred stock and the discount on preferred stock) less core deposit intangibles divided by the period ending number of common shares outstanding.

Net Interest Margin

Net interest margin for the three months ended September 30, 2012 decreased as compared to the same period in 2011 due to a decline in higher yielding loan balances and the impact of falling interest rates on investment securities purchased during 2012. The decline in investment yields was due primarily to an increase in premium amortization on collateralized mortgage obligations as a result of an acceleration of prepayment speeds due to a drop in interest rates to historically low levels during the period. The decline in margin was partially mitigated by the falling costs of interest-bearing liabilities caused by the Company’s on-going efforts to reduce higher-cost certificates of deposits as a source of funding. For the nine months ended September 30, 2012, net interest margin increased over the same period in 2011. This was primarily due to the collection of approximately $500,000 in loan interest from the sale of a note in second quarter 2012. This additional interest income resulted in a 6 basis points increase in net interest margin for the nine months ended September 30, 2012, as compared to same period in 2011. The margin was also positively impacted by the continued decline in costs of interest-bearing liabilities, as previously referenced.

(Annualized, tax-equivalent basis)

For The Three Months Ended
	September 30, 2012	June 30, 2012	Change	September 30, 2011	Change
Selective quarterly performance ratios
Yield on average gross loans (1)	6.07%	6.32%	(0.25)	6.06%	0.01
Yield on average investment securities (1)(2)	1.71%	2.02%	(0.31)	2.00%	(0.29)
Cost of average interest bearing deposits	0.64%	0.70%	(0.06)	0.90%	(0.26)
Cost of average borrowings	2.93%	1.93%	1.00	1.72%	1.21
Cost of average total deposits and borrowings	0.55%	0.56%	(0.01)	0.72%	(0.17)

Yield on average interest-earning assets	4.56%	4.91%	(0.35)	4.93%	(0.37)
Cost of average interest-bearing liabilities	0.75%	0.75%	-	0.93%	(0.18)
Net interest spread	3.81%	4.16%	(0.35)	4.00%	(0.19)

Net interest margin (1)	4.01%	4.34%	(0.33)	4.21%	(0.20)

For The Nine Months Ended
	September 30, 2012	September 30, 2011	Change
Selective quarterly performance ratios
Yield on average gross loans (1)	6.09%	6.00%	0.09
Yield on average investment securities (1)(2)	1.97%	1.91%	0.06
Cost of average interest bearing deposits	0.71%	1.00%	(0.29)
Cost of average borrowings	2.28%	1.85%	0.43
Cost of average total deposits and borrowings	0.58%	0.81%	(0.23)

Yield on average interest-earning assets	4.74%	4.88%	(0.14)
Cost of average interest-bearing liabilities	0.77%	1.03%	(0.26)
Net interest spread	3.97%	3.85%	0.12

Net interest margin (1)	4.15%	4.08%	0.07

(1) Tax-exempt income has been adjusted to a tax equivalent basis at a 40% rate.
(2) Includes interest-bearing cash equivalents.

ASSET QUALITY

At September 30, 2012, the Company experienced a continued decrease in adversely classified loans, due to a decline in both loans rated substandard or worse but not impaired and non-performing loans. Non-performing loans have continued to decline primarily in the construction and land development loan category, as a result of improvements in credit quality ratings, transfers to OREO, pay offs, and charge-offs of impaired loans. Of those loans currently designated as non-performing, approximately $9.6 million, or 31.4%, are current as to payment of principal and interest.

The Company monitors delinquencies, defined as loans on accruing status 30-89 days past due, as an indicator of future non-performing assets. Total 30-89 days delinquencies remain below 1.00%, mirroring the improvement in overall credit quality noted previously. Loans to individuals experienced an increase in delinquencies in third quarter due to a more assertive collection methodology being applied to loans formerly housed in the Bank’s now dissolved Finance Company. This approach is expected to reduce delinquencies going forward. While the local and national economy continues to languish, more borrowers are demonstrating the ability to adjust to current economic conditions.

At September 30, 2012, total non-performing assets were down compared to June 30, 2012 and September 30, 2011. Non-performing assets and non-performing loans also declined during this period in terms of percentage of total assets and loans, respectively. The amount of additions to non-performing loans declined in the current quarter as compared to the previous quarter and the same quarter in 2011.

Adversely classified loans

(Dollars in Thousands)
	September 30, 2012	June 30, 2012	$ Change	% Change	September 30, 2011	$ Change	% Change

Rated substandard or worse but not impaired	$ 73,225	$ 79,643	$ (6,418)	-8%	$ 114,223	$ (40,998)	-36%
Impaired	30,473	38,453	(7,980)	-21%	78,210	(47,737)	-61%
Total adversely classified loans*	$ 103,698	$ 118,096	$ (14,398)	-12%	$ 192,433	$ (88,735)	-46%

Gross loans	$ 676,354	$ 710,828	$ (34,474)	-5%	$ 853,557	$ (177,203)	-21%
Adversely classified loans to gross loans	15.33%	16.61%	-1.28%		22.54%	-7.21%
Allowance for loan losses	$ 19,174	$ 19,518	$ (344)	-2%	$ 26,975	$ (7,801)	-29%

* Adversely classified loans are defined as loans having a well-defined weakness or weaknesses related to the borrower's financial capacity or to pledged collateral that may jeopardize the repayment of the debt.
They are characterized by the possibility that the Bank may sustain some loss if the deficiencies giving rise to the substandard classification are not corrected.

The following table summarizes the Company’s non-performing assets as of the periods shown:

Non-performing assets

(Dollars in Thousands)	September 30, 2012	June 30, 2012	$ Change	September 30, 2011	$ Change
Loans on nonaccrual status	$ 30,082	$ 38,307	$ (8,225)	$ 78,109	$ (48,027)
Loans past due greater than 90 days but
not on nonaccrual status	391	146	245	101	290
Total non-performing loans	30,473	38,453	(7,980)	78,210	(47,737)
Other real estate owned and
foreclosed assets	29,288	33,895	(4,607)	28,127	1,161
Total non-performing assets	$ 59,761	$ 72,348	$ (12,587)	$ 106,337	$ (46,576)

Percentage of non-performing assets
to total assets	5.16%	6.05%		8.17%

Accruing Loans 30-89 days past due to total accruing loans	0.66%	0.33%		0.16%

The Company’s OREO property disposition activities continued at a steady pace in the third quarter of 2012. The level of additional properties taken into the OREO portfolio decreased from the second quarter 2012 and third quarter 2011. This corresponds to a modest improvement in overall real estate valuations experienced over the period. However, the level of additional real estate properties taken into the OREO portfolio increased for the nine months ended September 30, 2012 as compared to the same period in 2011. This is due to the approximately $15 million in properties taken into OREO in first quarter 2012 associated with settlement of the Company’s largest non-performing lending relationship. OREO valuation adjustments in the current period, which included a $600,000 impairment charge on one land development parcel, declined as compared to second quarter 2012, but increased as compared to third quarter 2011. OREO valuation adjustments for the nine months ended September 30, 2012 declined as compared to the same period in 2011. This also corresponds to a modest improvement in overall real estate valuations, as previously noted.

During the three months ended September 30, 2012, the Company disposed of 10 OREO properties with a book value of $5.0 million while acquiring 3 properties with a book value of $990,000. At September 30, 2012, the OREO portfolio consisted of 76 properties. The largest balances in the OREO portfolio at the end of the quarter were attributable to income-producing properties and residential or commercial site development projects, all of which are located within our footprint.

ALLOWANCE FOR LOAN LOSSES

The Company’s allowance for loan losses continues to decline in concert with the reduction in adversely classified loans, loan delinquencies and other relevant credit metrics. With the reduction in net charge-offs and change in the loan portfolio composition over the past several years, loss factors used in Management’s estimates to establish reserve levels have declined commensurately. As a result, amounts provided to the allowance for loan losses declined for the nine months ended September 30, 2012, as compared to the same period in 2011. There was no provision provided in the quarter ended September 30, 2012 versus the second quarter of 2012 and the same period in 2011 due to a significant reduction in adversely-classified loans since third quarter 2011.

For the quarter ended September 30, 2012, total gross and net loan charge-offs were down compared to the quarter ended June 30, 2012, and the quarter ended September 30, 2011. Recoveries in third quarter 2012 were up compared to the other periods primarily due to a $725,000 recovery through the sale of a note associated with a previously charged-off loan and a $500,000 recovery from a guarantor of a previously charged-off loan. The net charge-offs in the current period were concentrated in the construction and land development and non-owner occupied commercial real estate loan categories. The ratio of net loan charge-offs to average gross loans (annualized) for the current quarter was down compared to the previous quarter and the same quarter one year ago.

The overall risk profile of the Company’s loan portfolio continues to improve, as stated above. However, the trend of future provision for loan losses will depend primarily on economic conditions, level of adversely-classified assets, and changes in collateral values.

Allowance for Loan Losses

(Dollars in Thousands)
For the Three Months Ended	September 30, 2012	June 30, 2012	$ Change	% Change	September 30, 2011	$ Change	% Change

Gross loans outstanding at end of period	$ 676,354	$ 710,828	$ (34,474)	-5%	$ 853,557	$ (177,203)	-21%
Average loans outstanding, gross	$ 691,869	$ 729,203	$ (37,334)	-5%	$ 875,930	$ (184,061)	-21%
Allowance for loan losses, beginning of period	$ 19,518	$ 20,324	$ (806)	-4%	$ 28,433	$ (8,915)	-31%
Charge-offs:
Commercial	(96)	(4)	(92)		(75)	(21)
Real Estate	(1,201)	(2,567)	1,366		(5,440)	4,239
Consumer	(241)	(229)	(12)		(310)	69
Other	(633)	(1,328)	695		(1,082)	449
Total charge-offs	(2,171)	(4,128)	1,957	47%	(6,907)	4,736	69%
Recoveries:
Commercial	61	1,028	(967)		204	(143)
Real Estate	1,606	822	784		89	1,517
Consumer	89	163	(74)		56	33
Other	71	34	37		50	21
Total recoveries	1,827	2,047	(220)	-11%	399	1,428	358%
Net charge-offs	(344)	(2,081)	1,737	83%	(6,508)	6,164	95%
Provision charged to income	-	1,275	(1,275)	-100%	5,050	(5,050)	-100%
Allowance for loan losses, end of period	$ 19,174	$ 19,518	$ (344)	-2%	$ 26,975	$ (7,801)	-29%

Ratio of net loans charged-off to average gross loans outstanding, annualized	0.20%	1.15%	(0.95)		2.95%	(2.75)

Ratio of allowance for loan losses to gross loans outstanding	2.83%	2.75%	0.08		3.16%	(0.33)

Allowance for loan losses as a percentage of adversely classified loans	18.49%	16.53%	1.96		14.02%	4.47

Allowance for loan losses to total non-performing loans	62.92%	50.76%	12.16		34.49%	28.43

For the Nine Months Ended	September 30, 2012	September 30, 2011	$ Change	% Change

Gross loans outstanding at end of period	$ 676,354	$ 853,557	$ (177,203)	-21%
Average loans outstanding, gross	$ 729,177	$ 914,128	$ (184,951)	-20%
Allowance for loan losses, beginning of period	$ 22,683	$ 35,582	$ (12,899)	-36%
Charge-offs:
Commercial	(452)	(2,693)	2,241
Real Estate	(8,948)	(21,337)	12,389
Consumer	(724)	(589)	(135)
Other	(2,495)	(1,455)	(1,040)
Total charge-offs	(12,619)	(26,074)	13,455	52%
Recoveries:
Commercial	1,177	4,914	(3,737)
Real Estate	2,575	785	1,790
Consumer	316	261	55
Other	267	157	110
Total recoveries	4,335	6,117	(1,782)	-29%
Net charge-offs	(8,284)	(19,957)	11,673	58%
Provision charged to income	4,775	11,350	(6,575)	-58%
Allowance for loan losses, end of period	$ 19,174	$ 26,975	$ (7,801)	-29%

Ratio of net loans charged-off to average gross loans outstanding, annualized	1.52%	2.92%	(1.40)

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp (NASDAQ: PRWT) is a bank holding company headquartered in Medford, Oregon, and operates primarily through its subsidiary, PremierWest Bank. PremierWest Bank offers expanded banking-related services through its subsidiary, PremierWest Investment Services, Inc.

PremierWest Bank was created following the merger of the Bank of Southern Oregon and Douglas National Bank in May 2000. In April 2001, PremierWest Bancorp acquired Timberline Bancshares, Inc. and its wholly-owned subsidiary, Timberline Community Bank, located in Siskiyou County in northern California. In January 2004, PremierWest acquired Mid Valley Bank located in the northern California counties of Shasta, Tehama and Butte. In January 2008, PremierWest acquired Stockmans Financial Group, and its wholly-owned subsidiary, Stockmans Bank, located in the Sacramento, California area. During the last several years, PremierWest expanded into Klamath Falls and the Central Oregon communities of Bend and Redmond, and into Nevada, Yolo and Butte counties in California.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in PremierWest’s filings with the SEC, and risks that we are unable to increase capital levels or effectively implement asset reduction and credit quality improvement strategies, unable to comply with regulatory agreements and the risk that market conditions deteriorate. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. We make forward-looking statements in this press release about branch consolidations and cost savings initiatives and the expected savings related thereto, future profitability of the Company, deferred tax assets, net interest margin, regulatory compliance, loan demand, interest rate changes, loan upgrades, loan migration, the prospects for earnings growth, deposit and loan growth, capital levels, the effective management of our credit quality, the collectability of identified non-performing loans, real estate market conditions and the adequacy of our Allowance for Loan Losses.